Exhibit 99.1

PRESS RELEASE

Ormat Technologies Contact:	Investor Relations Contact:
Dita Bronicki	Todd Fromer/Rob Fink
CEO	KCSA Strategic Communications
775-356-9029	212-896-1215 (Todd) /212-896-1206 (Rob)
dbronicki@ormat.com	tfromer@kcsa.com / rfink@kcsa.com

Ormat Technologies Reports 2013 Second Quarter Results

Quarterly revenues increased 20.5% to a record $152.7 million

Quarterly dividend payments are resumed

RENO, Nevada, August 6, 2013 -- Ormat Technologies, Inc. (NYSE: ORA) today announced financial results for the second quarter of 2013.

Quarterly financial highlights compared to the same quarter last year:

●	Total revenues grew 20.5%,

●	Product revenue grew 44.9% and reached $65.0 million

●	Electricity revenue grew 7.1% and reached 87.7 million

●	Operating income grew 55.3% to $37.9 million

●

Net income attributable to the Company’s shareholders amounted to $25.2 million or $0.55 per share compared to $8.6 million or $0.19 per share; Net income attributable to the Company’s shareholders, excluding a $3.6 million after-tax gain related to oil and gas derivative instruments and a $3.6 million after-tax gain on the sale of the Momotombo plant in Nicaragua, was $18.0 million compared to $4.8 million or $0.41 per share compared to $0.11 per share.

●	EBITDA grew 37.3% to $69.7 million

Operational highlights and recent developments:

●	Increased electricity generation by 12.9% to 1.1 million MWh, driven by new capacity coming on line at Olkaria III Plant 2 in Kenya and McGinness Hills in Nevada.

●	Exceeded the expected capacity in both McGinness Hills and Olkaria III complex which are contributing additional 6 MW, bringing the total generating capacity to 595 MW.

●	Accelerated the handover of the 22 MW Momotombo power plant in Nicaragua that was scheduled for mid- 2014.

●	Signed the Sarulla project agreements and secured our role as a supplier for approximately $254 million of equipment;

●	Signed a 20-year PPA with Southern California Public Power Authority (SCPPA) for our 16 MW Wild Rose project in Nevada

Commenting on the results, Dita Bronicki, Chief Executive Officer of Ormat, stated:  "We are pleased with the good operational performance and the strong financial results achieved this quarter. In the electricity segment, our focus on prudently expanding generation capacity is paying off as reflected in the results. In May 2013, we commenced commercial operation of the 36 MW Olkaria III Plant 2 in Kenya. The addition of Olkaria combined with the impact of McGinness Hills, which commenced operations in July 2012, drove a 12.9% year-over-year increase in generation capacity in the quarter. As we increase capacity, we are also improving operational efficiencies at our plants attaining a gross margin of 33.1%.”

“In the product segment a greater progress in a number of contracts resulting in exceptionally strong quarterly revenues. Our backlog remains strong and stands at approximately $170 million with approximately $90 to $100 million for recognition in 2014.”.

Ms. Bronicki added, “For the full year 2013, we are updating our electricity segment guidance, in light of the sale of the Momotombo plant, which reduced our expected revenues for the full year by $11.0 million. We expect the electricity segment revenues to be between $325 million and $335 million. In the product segment we are increasing our guidance to be between $185 million and $195 million. The total revenue for the full year 2013 is expected to be between $510 million to $530 million.

Financial Summary

For the three months ended June 30, 2013, total revenues increased 20.5% to $152.7 million from $126.7 million in the second quarter of 2012.  Product revenues increased 44.9% to $65.0 million from $44.8 million in the three months ended June 30, 2012. Electricity revenues increased 7.1% to $87.7 million from $81.9 million in the three months ended June 30, 2012.

Operating income for the three months ended June 30, 2013 was $37.9 million, compared to operating income of $24.4 million for the three months ended June 30, 2012.

For the three months ended June 30, 2013, the company reported net income attributable to the Company’s shareholders of $25.2 million or $0.55 per share, compared to net income of $8.6 million or $0.19 per share for the three months ended June 30, 2012. Second quarter 2013 results include an after-tax capital gain of $3.6 million from the sale of the Momotombo geothermal power plant.

EBITDA for the three months ended June 30, 2013 were $69.7 million, compared to $50.8 million for the three months ended June 30, 2012. The reconciliation of GAAP net cash provided by operating activities to EBITDA and Adjusted EBITDA and additional cash flows information is set forth below in this release.

Net cash provided by operating activities was $20.0 million in the six months ended June 30, 2013, compared to $72.1 million in the six months ended June 30, 2012.

On August 6, 2013, ORMAT’s Board of Directors approved a payment of a quarterly dividend of $0.04 per share pursuant to the company’s dividend policy, which targets an annual payoff ratio of at least 20% of the company’s net income. The dividend will be paid on August 29, 2013 to shareholders of record as of closing of business on August 19, 2013. The company expects to pay a dividend of $0.04 per share in the next quarter.

As of June 30, 2013 cash, cash equivalents and a short-term bank deposit were $31.9 million. In addition, as of June 30, 2013, the company had available committed lines of credit with commercial banks aggregating $484.3 million, of which $185.7 million is unused.

Conference Call Details

Ormat will host a conference call to discuss its financial results and other matters discussed in this press release at 10:00 A.M. EST on Wednesday, August 7, 2013.  The call will be available as a live, listen-only webcast at www.ormat.com. During the webcast, management will refer to slides that will be posted on the web site. The slides and accompanying webcast can be accessed through the Webcast & Presentations in the Investor Relations section of Ormat's website.

An archive of the webcast will be available approximately 10 minutes after the conclusion of the live call.

About Ormat Technologies

With over four decades of experience, Ormat Technologies, Inc. is a leading geothermal company and the only vertically integrated company solely engaged in geothermal and recovered energy generation (REG). The company owns, operates, designs, manufactures and sells geothermal and REG power plants primarily based on the Ormat Energy Converter—a power generation unit that converts low-, medium- and high-temperature heat into electricity. With over 82 U.S. patents, Ormat's power solutions have been refined and perfected under the most grueling environmental conditions. Ormat has over 500 employees in the United States and about 600 overseas. Ormat's flexible, modular solutions for geothermal power and REG are ideal for the vast range of resource characteristics. The company has engineered, manufactured and constructed power plants, which it currently owns or has supplied to utilities and developers worldwide, totaling approximately 1600 MW of gross capacity. Ormat's current generating portfolio of 589 MW (net) is spread globally in the U.S., Guatemala and Kenya.

Ormat's Safe Harbor Statement

Information provided in this press release may contain statements relating to current expectations, estimates, forecasts and projections about future events that are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally relate to Ormat's plans, objectives and expectations for future operations and are based upon its management's current estimates and projections of future results or trends. Actual future results may differ materially from those projected as a result of certain risks and uncertainties. For a discussion of such risks and uncertainties, see "Risk Factors" as described in Ormat Technologies, Inc.'s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 11, 2013.

These forward-looking statements are made only as of the date hereof, and we undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

Ormat Technologies, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

For the Six and Three-Month Periods Ended June 30, 2013 and 2012

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
	(In thousands, except per share data)		(In thousands, except per share data)
Revenues:
Electricity	$87,713	$81,882	$156,011	$161,225
Product	64,966	44,826	115,574	94,931
Total revenues	152,679	126,708	271,585	256,156
Cost of revenues:
Electricity	58,641	56,565	113,729	112,795
Product	43,657	31,818	80,698	66,445
Total cost of revenues	102,298	88,383	194,427	179,240
Gross margin	50,381	38,325	77,158	76,916
Operating expenses:
Research and development expenses	1,608	1,464	2,608	2,512
Selling and marketing expenses	3,777	4,570	15,286	9,406
General and administrative expenses	7,134	6,757	13,718	14,031
Write-off of unsuccessful exploration activities	—	1,151	—	1,919
Operating income	37,862	24,383	45,546	49,048
Other income (expense):
Interest income	87	336	128	724
Interest expense, net	(17,504)	(14,263)	(33,367)	(29,141)
Foreign currency translation and transaction gains (losses)	904	(1,756)	2,586	(1,742)
Income attributable to sale of tax benefits	5,783	2,589	9,315	5,106
Other non-operating expense, net	29	286	1,446	122
Income (loss), before income taxes and equity in losses of investees	27,161	11,575	25,654	24,117
* Income tax provision	(5,780)	(3,884)	(9,827)	(9,060)
Equity in losses of investees, net	9	(157)	9	(297)
Income from continuing operations	21,390	7,534	15,836	14,760
Discontinued operations:
Income from discontinued operations (including gain on disposal of $3,646, $0, $3,646 and $0, respectively	4,480	1,613	5,311	2,693
Income tax provision	(363)	(425)	(614)	(706)
Total income from discontinued operations	4,117	1,188	4,697	1,987

* Net income	25,507	8,722	20,533	16,747
Net income attributable to noncontrolling interest	(322)	(81)	(407)	(211)
Net income attributable to the Company's stockholders	$25,185	$8,641	$20,126	$16,536

Earnings per share attributable to the Company's stockholders — basic and diluted:
Income from continuing operations	$0.46	$0.16	$0.34	$0.32
Discontinued operations	0.09	0.03	0.10	0.04
Earnings (loss) per share attributable to the Company's stockholders — basic and diluted:	$0.55	$0.19	$0.44	$0.36
Weighted average number of shares used in computation of earnings per share attributable to the Company's stockholders:
Basic	45,431	45,431	45,431	45,431
Diluted	45,448	45,438	45,443	45,438

* The "income tax provision" for the six months ended June 30 2013 includes a correction of $3.1 million (increase) for the three-month period ended March 31, 2013 previously reported by the Company, and a corresponding reduction in net income. The Company is currently evaluating the manner in which the correction will be reported in the financial statements for the first quarter of 2013.

Ormat Technologies, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

As of June 30, 2013 and December 31, 2012

(Unaudited)

	June 30,	December 31,
	2013	2012
		As Revised
	(In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$28,893	$66,628
Short-term bank deposit	3,021	3,010
Restricted cash, cash equivalents and marketable securities	85,512	76,537
Receivables:
Trade	67,545	55,680
Related entity	419	373
Other	12,191	8,632
Due from Parent	468	311
Inventories	17,906	20,669
Costs and estimated earnings in excess of billings on uncompleted contracts....	16,323	9,613
Deferred income taxes	368	637
Prepaid expenses and other	35,839	34,144
Total current assets	268,485	276,234
Unconsolidated investments	3,524	2,591
Deposits and other	38,361	36,187
Deferred income taxes	17,729	21,283
Deferred charges	34,705	35,351
Property, plant and equipment, net	1,415,163	1,252,873
Construction-in-process	295,635	396,141
Deferred financing and lease costs, net	30,437	31,371
Intangible assets, net	33,861	35,492
Total assets	$2,137,900	$2,087,523
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and accrued expenses	$90,651	$98,001
Deferred income taxes	20,428	20,392
Billings in excess of costs and estimated earnings on uncompleted contracts	10,970	25,408
Current portion of long-term debt:
Limited and non-recourse:
Senior secured notes	39,568	28,231
Other loans	18,214	11,453
Full recourse	28,760	28,649
Total current liabilities	208,591	212,134
Long-term debt, net of current portion:
Limited and non-recourse:
Senior secured notes	288,001	312,926
Other loans	277,349	242,815
Full recourse:
Senior unsecured bonds	250,751	250,904
Other loans	67,934	82,344
Revolving credit lines with banks (full recourse)	80,247	73,606
Liability associated with sale of tax benefits	70,479	51,126
Deferred lease income	64,938	66,398
Deferred income taxes	49,688	45,059
Liability for unrecognized tax benefits	8,354	7,280
Liabilities for severance pay	22,883	22,887
Asset retirement obligation	20,047	19,289
Other long-term liabilities	4,923	5,148
Total liabilities	1,414,185	1,391,916

Equity:
The Company's stockholders' equity:
Common stock	46	46
Additional paid-in capital	734,997	732,140
Retained earnings	(24,200)	(44,326)
Accumulated other comprehensive income	567	651
	711,410	688,511
Noncontrolling interest	12,305	7,096
Total equity	723,715	695,607
Total liabilities and equity	$2,137,900	$2,087,523

Ormat Technologies, Inc. and Subsidiaries

Reconciliation of EBITDA, Adjusted EBITDA and Additional Cash Flows Information

For the Three-Month Periods Ended June 30, 2013 and 2012

(Unaudited)

We calculate EBITDA as net income before interest, taxes, depreciation and amortization. We calculate Adjusted EBITDA as net income before interest, taxes, depreciation and amortization, excluding impairment of long-lived assets and one-time termination fee. EBITDA and Adjusted EBITDA are not a measurement of financial performance or liquidity under accounting principles generally accepted in the United States of America and should not be considered as an alternative to cash flow from operating activities or as a measure of liquidity or an alternative to net earnings as indicators of our operating performance or any other measures of performance derived in accordance with accounting principles generally accepted in the United States of America. EBITDA and Adjusted EBITDA are presented because we believe they are frequently used by securities analysts, investors and other interested parties in the evaluation of a company’s ability to service and/or incur debt. However, other companies in our industry may calculate EBITDA and Adjusted EBITDA differently than we do. The following table reconciles net cash provided by operating activities to EBITDA and Adjusted EBITDA for the six and three-month periods ended June 30, 2013 and 2012:

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
	(in thousands)		(in thousands)
Net cash provided by operating activities	$1,734	$30,205	$19,950	$72,079
Adjusted for:
Interest expense, net (excluding amortization of deferred financing costs	15,626	13,082	29,962	26,729
Interest income	(87)	(336)	(128)	(724)
Income tax provision	6,143	4,309	10,441	9,766
Adjustments to reconcile net income or loss to net cash provided by operating activities (excluding depreciation and amortization)	46,303	3,530	46,246	(5,575)
EBITDA	$69,719	$50,790	$106,471	$102,275
Interest, taxes, depreciation and amortization attributable to the Company's equity interest
Termination fee	—	—	8,979	—
Adjusted EBITDA	$69,719	$50,790	$115,450	$102,275
Net cash used in investing activities	$(4,925)	$(4,695)	$(103,169)	$(67,028)
Net cash (used in) provided by financing activities	$(25,543)	$(43,406)	$45,484	$(38,253)
Depreciation and amortization	$22,747	$25,013	$45,884	$49,757